Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Analog Devices, Inc. (“Analog Devices”) on Form S-4 and in the Joint Proxy Statement/Prospectus of Analog Devices and Maxim Integrated Products, Inc. (“Maxim”), which forms part of the Registration Statement, of our opinion dated July 11, 2020 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Analog Devices’ Financial Advisors—Opinion of Morgan Stanley”, “Risk Factors—Risks Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Analog Devices Board of Directors; Analog Devices’ Reasons for the Merger”, “The Merger—Opinions of Analog Devices’ Financial Advisors—Opinion of Morgan Stanley”, “The Merger—Analog Devices Unaudited Financial Projections” and “The Merger—Maxim Unaudited Financial Projections.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Wally Cheng
Name: Wally Cheng Title: Managing Director

August 17, 2020